Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-164851) pertaining to the 2010 Equity Incentive Plan of Generac Holdings Inc. of our reports dated March 9, 2012, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Generac Holdings Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2011.

/s/ Ernst & Young LLP

Milwaukee, Wisconsin
March 9, 2012